SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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THE CASH MANAGEMENT TRUST OF AMERICA
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April 2009

Dear Plan Sponsor:

We are reaching out to provide you with updates related to our money market funds.

American Funds money market funds

We know that money market funds play an important role in our shareholders’ portfolios, and we remain committed to providing a money market option that seeks to preserve a net asset value of $1.00 a share.

As you may know, in February, Capital Research and Management CompanySM (CRMC), the investment adviser to American Funds, filed a registration statement with the Securities and Exchange Commission to introduce a new money market fund called American Funds Money Market FundSM (MMF). We expect it will be open to investors May 1, 2009. The new fund combines aspects of two of our existing money market funds — The Cash Management Trust of America® (CMTA) and The U.S. Treasury Money Fund of AmericaSM (CTRS).

Accordingly, the boards of CMTA and CTRS have decided to seek shareholder approval to merge those funds into MMF.

How this will impact your plan

Effective May 1, 2009, CMTA and CTRS will be closed to new investors. Participants in plans already offering these funds will be allowed to continue investing in them until the time of the merger. At that time, accounts will systematically convert to MMF and account options will transfer. The merger will have no tax consequences for shareholders and account numbers will remain the same.

We encourage you to consider communicating information related to the anticipated merger to your plan’s participants. To help you, we’ve created a sample notice that you can send to participants. The Microsoft® Word document is easy to customize.

You should also send the MMF prospectus along with the notice. The prospectus is available in Adobe® Reader® format. If you don’t have Adobe Reader, you can download it from Adobe’s website.

If you have any questions about how MMF may affect your plan, please contact an American Funds Shareholder Services Representative at 800/421-0180.

Thank you for your continued support of American Funds. We look forward to serving your company’s retirement plan needs in the years to come.

Sincerely,

American Funds Service Company

Investments are not FDIC-insured, nor are they deposits of or guaranteed by a bank or any other entity. Although cash-equivalent funds seek to preserve the value of your investment at $1.00 a share, it is possible to lose money by investing in them. Fund shares are not guaranteed by the U.S. government.

Shareholders of each fund are encouraged to read the applicable proxy statement when it becomes available as it contains important information regarding the proposed transactions. Shareholders will be mailed a proxy statement and proxy ballot and may obtain the proxy statement, and other relevant documents, for free on the SEC’s website at sec.gov. For The Cash Management Trust of America and The U.S. Treasury Money Fund of America, the proxy statement and other information may be found under the filings for American Funds Money Market Fund. You may also request a complimentary copy of the proxy statement by calling American Funds Service Company at 800/421-0180 or writing to the secretary of the funds at 333 South Hope Street, Los Angeles, California 90071.

Investors should carefully consider the investment objectives, risks, charges and expenses of each fund. This and other important information is contained in the prospectus, which can be obtained from your financial professional or downloaded. Please read the prospectus carefully before you invest or send money.